UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934

(Amendment No. )

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☐	Definitive Proxy Statement

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☒	Soliciting Material Under § 240.14a-12

SLEEP NUMBER CORPORATION
(Name of Registrant as Specified In Its Charter)

STADIUM CAPITAL PARTNERS, L.P.

STADIUM SPECIAL OPPORTUNITY I, L.P.

STADIUM CAPITAL MANAGEMENT GP, L.P.

STADIUM CAPITAL MANAGEMENT, LLC

ALEXANDER M. SEAVER

KEVIN BAKER

PATRICK A. HOPF

JEFFREY T. JACKSON

JESSICA M. PRAGER

GARY FAZIO

(Name of Persons(s) Filing Proxy Statement, if other than the Registrant)

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Stadium Capital Partners, L.P., together with the other participants named herein (collectively, “Stadium Capital”), intend to file a preliminary proxy statement and accompanying WHITE universal proxy card with the Securities and Exchange Commission to be used to solicit votes for the election of its highly-qualified director nominees at the 2025 annual meeting of shareholders of Sleep Number Corporation, a Minnesota corporation (the “Company”).

On December 19, 2024, Stadium Capital issued the following press release and open letter to the Company’s shareholders:

Stadium Capital Proposes Pat Hopf and Gary Fazio as Executive Chair and Senior Advisor to Sleep Number’s Board

Issues Letter to Sleep Number Shareholders Detailing How Stadium Capital’s Path Forward is Superior to the Board’s Current Course of Action

NEW CANAAN, Conn.--(BUSINESS WIRE)-- Stadium Capital Management, LLC (together with certain of its affiliates, “Stadium Capital” or “we”), the largest shareholder of Sleep Number Corporation (NASDAQ: SNBR) (“Sleep Number” or the “Company”) with ownership of approximately 11.7% of the Company’s outstanding shares, today released the below open letter to the Company’s shareholders.

***

December 19, 2024

Fellow Shareholders,

On November 25, 2024,1 we communicated our serious concerns about Sleep Number’s corporate governance. To reiterate, our main concern is that while the Board of Directors (the “Board”) has committed to changes that will eventually lead to improved governance over time, these changes are not sufficient to improve the Board in a timely fashion – and importantly, will occur after the Board hires Sleep Number’s next CEO through a deeply flawed process. The Company is essentially asking shareholders to trust an ineffective, lame duck chief executive to run the business during this critical operating period and a Board that possesses a horrific record to hire Sleep Number’s new leader. In our view, this is unacceptable and yet another significant mistake by the Board.

In our November 25th letter, we offered a collaborative path forward that could be implemented immediately. Our path forward would do two things: first, it would dramatically improve corporate governance via immediate, meaningful changes to Board composition. This improved Board would have much greater odds of success in its search to recruit a high-caliber CEO. Second, our path forward would install a highly qualified Executive Chairman who could drive critical improvements in the business during the “lame duck” period of outgoing CEO Shelly Ibach’s tenure. This second element is especially important because it would immediately strengthen executive leadership, allowing time to reset a far more effective CEO search process.

We did not offer a specific name for the Executive Chairman role in our November 25th letter. Our hope was that after hearing from many of you, the Board would come to the table and collaborate with us, at which point we could work together. Unfortunately, despite nearly a month elapsing since our letter, a 63% rise in Sleep Number’s share price,2 and what we suspect to be a significant number of inbound communications from the shareholders it supposedly represents, the Board has not engaged with us.

1 https://www.businesswire.com/news/home/20241125024731/en/Stadium-Capital-Management-Issues-Letter-to-Sleep-Number-Shareholders-Regarding-the-Need-for-a-Reconstituted-Board-and-Independent-CEO-Search

2 Calculated as of market close on November 22, 2024, the immediately preceding trading day to the November 25th letter, to market close on December 11, 2024, the trading day immediately preceding the issuance of our December 12th letter.

Given the Board’s silence on the issue, we wanted to provide an overview of our proposed path forward, which we are confident most of you will agree is far superior to the Board’s current strategy. We look forward to sharing more details about our plan to help Sleep Number achieve its vast potential and generate superior shareholder returns.

Pat Hopf & Gary Fazio: The Right People to Help Oversee a Turnaround at Sleep Number

We believe Sleep Number should name Patrick “Pat” Hopf, one of our Board nominees, as Executive Chairman in short order. Mr. Hopf was the founding investor in Sleep Number (then Select Comfort) and wrote the original business plan in 1991. He was interim CEO of Sleep Number on two occasions and Chairman for 12 years. He started the direct response business and helped create the retail and online channels. Mr. Hopf did this because in his words, “Owning a Sleep Number bed literally changed my life. It relieved my back pain so dramatically that my body felt 20 years younger.” Mr. Hopf has been passionate about the benefits of Sleep Number beds since 1991 and has long believed that Sleep Number should be the leader of the mattress industry. While Mr. Hopf already spends much of the year in Minnesota, he plans to move back permanently in early 2025 so that he can more effectively dig into the issues at Sleep Number.

Mr. Hopf’s first move as Executive Chairman would be to bring on Gary Fazio as Strategic Advisor. Mr. Fazio is a mattress industry legend with an extraordinary record of massive value creation as CEO of Mattress Firm Group, Inc., which he transformed from a fledgling regional chain into a dominant, nationwide powerhouse. He was also CEO of Simmons Bedding and later, Serta Simmons Bedding, where he managed 38 manufacturing facilities while turning the company into the nation’s #1 bedding manufacturer with 40% market share. He began his career by spending two decades at Sealy Corporation, where he oversaw 20 manufacturing facilities and drove double-digit improvements in operating cash flow. In partnership with Mr. Hopf, Mr. Fazio is prepared to dive in immediately to revitalize Sleep Number’s business.

We are confident that Mr. Hopf’s deep knowledge of and passion for the Sleep Number brand, combined with Mr. Fazio’s exceptionally deep industry contacts and experience, will position Sleep Number for the great success all of the Company’s stakeholders deserve. Messrs. Hopf and Fazio will not waste a moment. We look forward to sharing their exciting turnaround plan with you.

We believe that by installing Mr. Hopf as Executive Chairman, bringing Mr. Fazio on as Strategic Advisor, and making the rest of the governance changes suggested in our November 25th letter, the upgraded Board will be in the best position possible to chart a value-creating path for Sleep Number and attract a world-class CEO.

We think it ought to be eminently clear that our recommended plan is far superior to the current Board’s course of action. In our view, trading Ms. Ibach, Brenda Lauderback, Stephen Gulis, Michael Harrison, and Barbara Matas for Messrs. Hopf and Fazio and a deeply knowledgeable shareholder representative would meaningfully upgrade the skillsets and experience of executive leadership and the Board. We believe the Board should implement these changes in short order. We know many of you have agreed with our overall strategy to restore and revitalize Sleep Number. Now, with some more clarity about that plan, including the exciting addition of Mr. Fazio to our team, we hope you continue to articulate these views directly to the Board.

Sincerely,

The Stadium Capital Investment Team

***

About Stadium Capital

Stadium Capital Management, LLC seeks to apply a patient, private equity approach to public market investing, anchored by deep fundamental research. Since our strategy inception in 1997, we have invested in a concentrated portfolio of smaller-cap, public companies across North America and Europe with a long-term investment horizon and a focus on high-quality businesses with durable free cash flow. We have almost three decades of deep investment experience through multiple full market cycles, working closely and collaboratively with our portfolio companies. For more information, visit www.StadiumCapital.com.

CERTAIN INFORMATION CONCERNING THE PARTICIPANTS

Stadium Capital Partners, L.P. (“SCP”), together with the other participants named herein (collectively, “Stadium Capital”), intend to file a preliminary proxy statement and accompanying WHITE universal proxy card with the Securities and Exchange Commission (“SEC”) to be used to solicit votes for the election of Stadium Capital’s slate of highly-qualified director nominees at the 2025 annual meeting of shareholders of Sleep Number Corporation, a Minnesota corporation (the “Company”).

STADIUM CAPITAL STRONGLY ADVISES ALL SHAREHOLDERS OF THE COMPANY TO READ THE PROXY STATEMENT AND OTHER PROXY MATERIALS, INCLUDING A PROXY CARD, AS THEY BECOME AVAILABLE BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION. SUCH PROXY MATERIALS WILL BE AVAILABLE AT NO CHARGE ON THE SEC'S WEB SITE AT HTTP://WWW.SEC.GOV. IN ADDITION, THE PARTICIPANTS IN THIS PROXY SOLICITATION WILL PROVIDE COPIES OF THE PROXY STATEMENT WITHOUT CHARGE, WHEN AVAILABLE, UPON REQUEST. REQUESTS FOR COPIES SHOULD BE DIRECTED TO THE PARTICIPANTS' PROXY SOLICITOR.

The participants in the anticipated proxy solicitation are expected to be SCP, Stadium Special Opportunity I, L.P. (“SSO”), Stadium Capital Management GP, L.P. (“SCMGP”), Stadium Capital Management, LLC (“SCM”), Alexander M. Seaver, Kevin Baker, Patrick A. Hopf, Jeffrey T. Jackson, Jessica M. Prager and Gary Fazio. As of the date hereof, SCP directly beneficially owns 2,215,000 shares of Common Stock, par value $0.01 per share (the “Common Stock”), of the Company. As of the date hereof, SSO directly beneficially owns 401,459 shares of Common Stock. SCMGP, as the general partner of SCP and SSO, may be deemed to beneficially own the 2,616,459 shares of Common Stock owned in the aggregate by SCP and SSO. SCM, as the investment advisor to SCP and SSO and as the general partner of SCMGP, may be deemed to beneficially own the 2,616,459 shares of Common Stock owned in the aggregate by SCP and SSO. Mr. Seaver, as the manager of SCM, may be deemed to beneficially own the 2,616,459 shares of Common Stock owned in the aggregate by SCP and SSO. As of the date hereof, Mr. Hopf directly beneficially owns 51,500 shares of Common Stock, which includes 1,500 shares of Common Stock underlying certain call options that are currently exercisable. As of the date hereof, Messrs. Baker, Jackson and Fazio and Ms. Prager do not beneficially own any shares of Common Stock.

Contacts

Longacre Square Partners
Charlotte Kiaie / Bela Kirpalani, 646-386-0091
ckiaie@longacresquare.com / bkirpalani@longacresquare.com